Exhibit 18

PricewaterhouseCoopers SA
Avenue C.-F - Ramuz 45
Case Postale 1172
1001 Lausanne
Telephone: +41 58 792 81 00
Facsimile: +41 58 792 81 10
www.pwc.ch

July 26, 2016

Board of Directors
Philip Morris International Inc.
120 Park Avenue
New York, NY 10017

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016. Note 5 therein describes a change in accounting principle from performing the Company’s annual goodwill impairment test from the first quarter to the second quarter. It should be understood that the preferability of one acceptable method of accounting over another for the timing of performing the annual goodwill impairment test has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2015. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

PricewaterhouseCoopers SA

/s/ BARRY J. MISTHAL	/s/ DR. MICHAEL ABRESCH
Barry J. Misthal	Dr. Michael Abresch

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With offices in Aarau, Basel, Berne, Chur, Geneva, Lausanne, Lugano, Lucerne, Neuchâtel, Sitten, St. Gallen, Thun, Winterthur, Zug and Zurich, PricewaterhouseCoopers SA is a provider of auditing services and tax, legal and business consultancy services. PricewaterhouseCoopers SA is a member of a global network of companies that are legally independent of one another; the network is represented in some 150 countries throughout the world.